Filed Pursuant to Rule 433

Registration Nos. 333-229037 & 333-229037-09

**PX DETAILS** $1.496+BN HART 2021-C (HYUNDAI PRIME AUTO LOAN)

Joint Leads: SMBC (Str), BNP, Credit Ag, Lloyds, and Societe Generale

Co-managers: US Bancorp, Wells Fargo

Anticipated Capital Structure:

CL	SIZE($MM)	WAL	S/F	P.WIN	E.FINAL	L.FINAL	BNCH	SPRD	YLD%	CPN%	$PX
A-1	290.000	0.23	A-1+/F1+	1-6	5/22	11/22	INTL	- 2	0.12071	0.12071	100.00000
A-2a	399.500	1.02	AAA/AAA	6-19	6/23	10/24	EDSF	+ 7	0.366	0.36	99.99418
A-2b	100.000	1.02	AAA/AAA	6-19	6/23	10/24	SOFR	+ 20		SOFR+20	100.00000
A-3	494.500	2.29	AAA/AAA	19-38	1/25	5/26	IntS	+ 4	0.751	0.74	99.97768
A-4	139.230	3.45	AAA/AAA	38-46	9/25	12/27	IntS	+6	1.033	1.03	99.99735
B	27.640	3.91	AA+/AA+	46-48	11/25	12/27	IntS	+ 45	1.496	1.49	99.99485
C	46.060	4.07	AA-/A+	48-49	12/25	6/28	IntS	+ 60	1.668	1.66	99.99122

Pricing Speed: 1.3% ABS to 5% call

Transaction Details:

-	Ticker: HART 2021-C

-	Format: SEC Registered

-	ERISA Eligible: Yes

-	Expected Ratings: S&P/Fitch

-	Expected Pxg: PRICED

-	Settlement: November 17, 2021

-	First Pay: December 15, 2021

-	Min Denoms: $1k x $1k

-	Risk Retention: US - YES; EU - NO

-	B&D: SMBC

Available Information:

-	Preliminary Prospectus and Ratings Free Writing Prospectus (attached)

-	Intex CDI (attached)

-	Intexnet: smbchart21c Passcode: Y929

-	Roadshow: https://dealroadshow.com/ Passcode: HART21C (not case-sensitive)

-	Direct Link: https://dealroadshow.com/e/HART21C

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission ("SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at https://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-833-240-3184 or you may e-mail a request to siasg@smbcnikko-si.com. The securities may not be suitable for all investors. SMBC Nikko Securities America, Inc., and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.